Exhibit 10.3

First Amendment to the Lease and Management Agreements from October 22, 2017

Signed in Petach Tikva on April 14, 2021

between

Homerton Investments Ltd.

to be called hereinafter – “the Lessor;”

The First Party

and

Actelis Networks Israel Ltd.

to be called hereinafter – “the Tenant;”

The Second Party

1.	In the Lease and Management Agreement dated January 13, 2000 and the Addendum to the Lease Agreement dated March 27, 2016 (hereinafter: “the Addendum from 2016”) (the Lease and Management Agreement and the Addendum from 2016 shall be called jointly below: “the Lease Agreement”) the changes detailed below in this Addendum shall apply.

2.	The Lease Period as defined in the Lease Agreement will be extended to April 30, 2023, pursuant to the provisions as detailed in the Lease Agreement with the changes as detailed in this Addendum.

3.	Section 12 of the Second Addendum 2016 retroactively annuls, in a manner that they shall not be an increase in the rental and management fees as of May 1, 2020 until the termination of the Lease Period as provided in Section 2 above, without derogating from linking the rental and management fees pursuant to the provisions in Section 13 of the Addendum from 2016 (however the basis Index regarding this Addendum shall be is the Index from April 2021). Thus, in the matter of this Addendum, Sections 6 and 14 of the Addendum from 2016 shall not apply.

4.	To obviate any doubt, any of the provisions in the Lease Agreement in which no change has been made pursuant to this Addendum will remain in force without any change. Also, to abet any doubt, the provisions in Sections 21-22 and 23 of the Addendum from 2016 shall also apply regarding this Addendum.

n witness whereof the Parties of hereunto set their signature

[signature] The Tenant [stamp] Actelis Networks Actelis Networks Ltd,	[signature] The Lessor

[signature]	[signature] [stamp] Y. Manage Ltd. [2 initials]	[left margin] [signature] [stamp] Actelis Networks